Exhibit 4.19

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

ADDENDUM 17 TO THE LEASE AGREEMENT dated 06/30/1999 and 02/21/2001 AND ADDENDA

Expansion offices Mechelen Campus Tower – 6th floor

Expansion offices Intercity Business Park, Generaal de Wittelaan 11A – 1st floor

BETWEEN

Intervest Offices & Warehouses NV,  Public Regulated Realty Company (OGW), with its registered office in 2600 Berchem (Antwerp), Uitbreidingstraat 66, registered in the Register of Legal Entities (Antwerp) under number 0458.623.918, and in this matter represented by two members of the Executive Committee, i.e. Jean-Paul Sols BVBA, CEO, represented in this matter by its permanent representative, Mr. Jean-Paul Sols and Mrs. Inge Tas, CFO.

Hereinafter referred to as the “Lessor”,

AND

Galapagos NV, with its registered office in 2800 Mechelen, Generaal de Wittelaan L11 A3, registered in the Register of Legal Entities (Antwerp, division Mechelen) under number 0466.460.429, represented in this matter by Mr. Xavier Maes, General Counsel.

Hereinafter referred to as the “Lessee”,

Or jointly referred to as “Parties”.

First the following is established:

(A)        By private lease agreement of 06/30/1999, followed by the notary lease agreement of 02/21/2001 (hereinafter referred to as the “Base lease agreement”), and addendum 1 and 2 and the Lessee has taken into lease from the former owner, Innotech NV in Mechelen, 1,542m2 office spaces, plus 40 parking spaces, located in the Intercity Business Park in Mechelen-Noord, Generaal de Wittelaan L11 A3, lot 1, on the first floor, for a fixed term of 15 years, effective on 06/01/2000 and ending on 05/31/2015.

(B)        On 06/29/2001, Innotech NV merged with Perifund CVA, at which time the name was changed as well to Intervest Offices NV.

(C)        By agreement “Addendum 3” of 02/13/2004, the Lessee has additionally taken into lease in the same building 322m2 offices plus 7 parking spaces, effective on 01/12/2003 and ending on 05/31/2015.

(D)        By addendum 4 of 08/01/2005, the Lessor temporarily provided the Lessee with approx. 20m2 surface area in a larger warehouse located at Generaal De Wittelaan 9 in Mechelen.

(E)        By addendum 5 of 03/23/2006, the provision per addendum 4 was terminated prematurely and the Lessee has additionally taken into lease a warehouse of approx. 100m2 in the same building Generaal De Wittelaan L11 A3 in Mechelen, effective on 03/01/2006 and ending on 05/31/2015.

(F)        By addendum 6 of 02/06/2007, the Lessee has additionally taken into lease, in the same building, approx. 213m2 warehouse space, effective on 02/01/2007 and ending on 05/31/2015.

(G)        By addendum 7 of 01/31/2008, the Lessee has additionally taken into lease, in the same building, approx. 513m2 office space and sanitary facilities, approx. 116m2 reception area, approx. 27m2 storage, and 24 parking spaces, effective on 01/01/2008 and ending on 05/31/2015.

[3x initials] 1

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

(H)        By addendum 8 of 07/14/2009, the Lessee has additionally taken into lease, in the same building, approx. 716m2 office space with private kitchen, effective on 07/01/2009 and ending on 05/31/2015.

(I)         By addendum 9 of 09/30/2011, the aforementioned lease agreements of 06/30/99 and 02/21/2001 and all addenda were renewed for a period of 9 years, from 06/01/2015 to 05/31/2024, and was additionally taken into lease 458m2 office space on the ground floor, and the lease for 716m2 office space plus kitchen was terminated prematurely.

(J)         By addendum 10 of 09/30/2011, the Lessee has taken the following additional spaces into lease, in the adjacent building located in Mechelen, Generaal De Wittelaan 21: 753m2 laboratory space on the 2nd floor, plus approx. 83m2 of the joint entry and hallways on the ground floor, plus 2 technical storage spaces of approx. 60m2, and approx. 760m2 laboratory space on the 1st floor, and 10 parking spaces.

(K)        By addendum 11 of 05/15/2012, the lease of the 30m2 storage space was terminated.

(L)        By addendum 12 of 08/08/2013, the Lessee has additionally taken into lease in the building located in Mechelen, Generaal De Wittelaan 11A: 398m2  office space, 156m2 storage space and 20 outside parking spaces, effective on 09/01/2013.

(M)       By addendum 13 of 04/28/2016, the Lessee has additionally taken into lease in the building located in Mechelen, Schaliënhoevedreef 20T: 866m2 office space on the 10th floor, and 433m2 on the 9th floor, as well as 30 inside and 10 outside parking spaces, effective on 06/01/2016.

(N)        By addendum 14 of 12/12/2016, the Lessee has additionally taken into lease in the building located in Mechelen, Schaliënhoevedreef 20T: 433m2 on the 9th floor, as well as 16 inside and 5 outside parking space, effective on 01/01/2017.

(O)        By addendum 15 of 07/03/2017, the Lessee has additionally taken into lease in the building located in Mechelen, Schaliënhoevedreef 20T: 866m2 on the 8th floor, as well as 30 inside and 10 outside parking spaces with phased effective from 07/01/2017.

(P)        The Parties have concluded a principle agreement to amend the Base Lease Agreement and certain addenda. This principle agreement is shown from the email of the Lessee to the Lessor of 05/22/2018 and is formalized in more detail in this Addendum no. 17.

(Q)        By addendum 16 of 06/06/2018, the Lessee has additionally taken into lease in the building located in Mechelen, Schaliënhoevedreef 20T: 866m2 on the 7th floor, as well as 12 inside parking spaces effective from 07/01/2018.

(R)        Via this addendum to the Base Lease Agreement (hereinafter referred to as “Addendum no. 17”), Parties agree to the following changes to the Base Lease Agreement as amended by the respective addenda, and this under the terms and conditions as laid down in the current Addendum no. 17.

Given the above, the following is agreed to:

1           Limited scope of current Addendum no. 17

Current Addendum no. 17 forms an addendum to the Base Lease Agreement as amended by the previous addenda. The provisions of the Base Lease Agreement (as amended by all previous

[3x initials] 2

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

addenda) that are not expressly deviated from in this Addendum no. 17 thus remain unaffected.

Consequently, the defined terms and concepts of the Base Lease Agreement that are used in this Addendum no. 17 will have the same meaning as in the Base Lease Agreement, unless expressly determined otherwise in this Addendum no. 17.

2           Leased Object

2.1        The Lessee additionally leases:

1.    In the building Mechelen Campus Tower, located in 2800 Mechelen, Schaliënhoevedreef 20T:

(a)  866m2 offices (GLA) on the 6th floor, consisting of a first part of approx. 433m2 on the east side of the building and a second part of approx. 433m2 on the west side of the building, as indicated on the attached floorplan (Annex 1).

Hereinafter referred to as “Leased Object 1”.

2.    In the aforementioned building Intercity Business Park lot 1, located in 2800 Mechelen, Generaal de Wittelaan 11A:

(a)  845m2 offices (GLA) on the 1st floor as indicated on the attached floorplan (Annex 2);

(b)  21 outside parking spaces nos. 416-426 and nos. 448-457, as indicated on the attached floorplan (annex 3).

Hereinafter referred to as “Leased Object 2”.

2.2        The leased areas are not guaranteed with regard to surface area in more or less, which constitutes an advantage of disadvantage of the Lessee.

2.3        The Leased Object is leased in “as is” condition as known by the Lessee, with the understanding however that the Lessor commits to make the changes as described in article 6. The Lessee declares to have viewed and inspected the Leased Object.

2.4        An inspection report will be prepared at the expenses of the Lessee by experts agency Thomas Collin, after the performance of the Lessor of the work outlined in article 6. The fee of the expert agency will be borne by the Lessee.

3           Term

3.1        The Leased Object 1: The Lessee is permitted to take the Leased Object 1 in to lease in a phased manner (per approx. 433m2). The two parts will be taken into use, at the discretion of the Lessee, either separately or together from a start date to be determined by the Lessee and no later than on 01/01/2019, with end date 12/31/2021.

The Lessee will have the right to cancel Leased Object 1 on 06/30/2021, by registered letter with a notice period of six months. From 06/30/2021, the Leased Object 1 can be terminated on a monthly basis, by registered letter with a notice period of at least one month.

The Lessee will inform the Lessor by registered letter if it would like to use the Leased Object 1 before 01/01/2019, in whole or in part. The Lessee must thereby take into account a timing of one and a half months in order for the Lessor to perform the work as described in article 6. After the starting location description was prepared, which will be scheduled as soon as possible after the receipt of the aforementioned registered letter of the Lessee, the Lessor will grant the Lessee access to the respective part of the Leased Object 1, in order to give the Lessee the opportunity to ready the respective part of Leased Object 1 by the predefined date of use. If the Lessee does not communicate an early start date, the lease of the Leased Object 1 will start on 01/01/2019.

[3x initials] 3

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

3.2        The Leased Object 2: will be taken in use from 07/15/2018 with end date 12/31/2021. The Lessee will have the right to cancel Leased Object 2 on 06/30/2021,  if by registered letter with a notice period of six months. From 06/30/2021, the Leased Object 2 can be terminated on a monthly basis, by registered letter with a notice period of at least one month.

From the date of signing of the current Addendum no. 17 and after the preparation of the starting location description, the Lessor will grant the Lessee access to Leased Object 2 in order to enable the Lessee to ready the Leased Object 2 by 08/22/2018.

A completion by 08/22/2018 of the work to be performed by the Lessor as described in article 6 of the current addendum, is guaranteed by the Lessor on the condition that the current addendum is signed and submitted no later than on 06/20/2018. If this is not the case, this timing can no longer be guaranteed. If the Leased Object 2 is not ready for use by 08/22/2018, taking into account the above, the Lessee will receive a discount on the rents of the Leased Object 2 which discount will be calculated pro rata temporis in function of the number days of unavailability starting on 08/22/2018.

Taxes and fees will be owed from the start of the use of the Leased Object 2.

The rents for the Leased Object 2 are only owed from 08/22/2018.

3.3        The end date of the Leased Objects located at Schaliënhoevedreef 20T in 2800 Mechelen, as described in the Base Lease Agreement and associated addenda, is revised to 12/31/2021. The Lessee will have the right to cancel the Leased Objects located at the Schaliënhoevedreef 20T in 2800 Mechelen on 06/30/2021, by registered letter with a notice period of six months. From 06/30/2021, the Leased Objects may be canceled on a monthly basis, by registered letter with a notice period of one month.

The cancelation option to cancel the Leased Objects located at the Schaliënhoevedreef 20T in 2800 Mechelen, is hereby eliminated, as well as the associated penalty clauses.

4.          Rent

4.1        The annual rent is:

(i)          For the Leased Object 1: €145/m2/year or €125,570/year.

(ii)         For the Leased Object 2: €95/m2/year or €80,275/year.

(iii)       For the parking spaces at the Leased Object 2: €450/parking/year or €9,450/year

Or in total €215,295/year or €53,823.75/quarter, taking into account however (pro rata temporis) the start date for the lease of (all or part of) the Leased Object 1 and with the fact that the rent for the Leased Object 2 is not owed until 08/15/2018.

4.2        The annual indexation of the rent will take place on each anniversary of the agreement, with base index May 2018.

5           Bank guarantee

Within one month after signing of this Addendum no. 17, the Lessee will increase the amount of the bank guarantee with an amount of 6 months of rent or €107,647.50. The bank guarantee must

[3x initials] 4

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

meet the conditions as described in the Base Lease Agreement.

6           Modifications

6.1        Leased Object 1:

The Lessor commits to perform the following work at its own expense, as soon as possible after the signing of the current agreement and no later than by 01/01/2019:

•            Painting of permanent walls, where necessary, with repair of small damages

•            Cleaning of floors (wood) and installation of new floor covering (carpet) as is installed today

•            General clean up

6.2        Leased Object 2:

The Lessor commits to perform the following work at its own expense, as soon as possible after the signing of the current agreement and no later than by 08/22/2018:

•            Removal existing furnishings

•            Installation new T4 carpet tiles

•            Painting of permanent walls

•            Update of technical facilities (open space)

•            Installation of sky lights

•            General clean up

7           Right of first refusal

The Lessor hereby grants to the Lessee a right of first refusal for the office space on the same floor as the Leased Object 2, being the first floor of the building Intercity Business Park lot 1. This means that if the Lessor has a potential lessee for this office space, the Lessor will give preference to the Lessee to lease this office space under the same conditions (including rent) and for the same areas as the potential lessee. This implies that if the Lessee exercises the right of first refusal, it must at least lease the same space as the potential lessee. The end date of the term which must be concluded by the Lessee for the lease of the additional office space on the same floor as the Leased Object 2, after the exercise of the right of first refusal as further described below, the end date may not exceed 12/31/2021.

The Parties expressly agree that, if after the exercise by the Lessee of the right of first refusal, part of the first floor of the building Intercity Business Park lot 1 remains unoccupied, the Lessee will retain the right of first refusal, as described above, for the remaining unoccupied area.

For this purpose:

•     the Lessor will inform the Lessee by registered letter of the conditions against which a potential lessee is willing to lease the office space;

•     the Lessee will have the option during 10 calendar days (the “Option period”), counted from the receipt of the abovementioned registered letter, to lease the respective area under the same conditions (taking into account, with regard to the term, with the end date of 12/31/2021) and for the same areas;

•     the Lessee will be able to exercise this option within the Option period by informing the Lessor of the intention to lease the office space;

•     if the Lessee exercises the option, Parties will consult in good faith in order to determine the lease of the additional spaces under the same conditions with regard to the rent, the

[3x initials] 5

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

term (which may not exceed the end date of 12/31/2021) and surface area as offered by the potential lessee;

•     if the Lessee did not exercise the option within the Option period, the Lessor is permitted to lease the respective space to the potential lessee.

If the Lessee exercises its right to, after exercise by the Lessee of the right of first refusal, additionally lease the remaining unoccupied space and, if so desired, in a phased manner, Parties will consult in good faith in order to contractually record the lease of this part. Thereby Parties will take into account the existing contractual agreements which apply between them at that time, specifically with regard to the Leased Object 2.

8           General provision

8.1        For the remainder all provisions of the aforementioned lease agreements of 06/30/1999 and 02/21/2001 and all addenda, will remain integrally in effect, and will also apply to the current agreement, and this insofar as not deviated from in this current addendum.

8.2        The Lessor will have this addendum registered, whereby the registration fees are for the account of the Lessee.

8.3        The registration fee is 0.20% and is calculated on the combined amount of the rent and the common costs for the entire term of this agreement. Pro fisco, these common costs that are imposed under this addendum, are estimated at 5% of the additional rent.

*****************************

Thus prepared in triplicate on June 20, 2018, whereby each party acknowledged to have received its copy, and one copy is intended for registration.

[signature]	[signature]
Intervest Offices & Warehouses NV	Galapagos NV
the Lessor	the Lessee
[signature]	[stamp:] Xavier Maes
General Counsel
Galapagos NV
Galapagos
Legal
[signature]

[3x initials] 6

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Annexes:

1.          floorplan of the Leased Object 1

2.          floorplan of the Leased Object 2

3.          floorplan parking at the Leased Object 2

Annex 1: floorplan of the Leased Object 1

[3x initials] 7

Addendum to the Lease Agreement Intervest Offices & Warehouses NV – Galapagos NV

Annex 2: floorplan of the Leased Object 2

Annex 3: floorplan parking at the Leased Object 2

[3x initials] 8